UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Texas Capital Funds Trust

Address of Principal Business Office:

2000 McKinney Avenue, Suite 700

Dallas, TX 75201

Telephone Number (including area code):

(945) 229-5947

Name and address of agent for service of process:

Capitol Services, Inc.

108 Lakeland Avenue

Dover, DE 19901

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

 SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Dallas and the State of Texas on March 23, 2023.

Texas Capital Funds Trust

		By:	/s/ Edward Rosenberg
Edward Rosenberg
President and Principal Executive Officer

Attest:	/s/ Neil Rajan
Neil Rajan
Secretary